As filed with the Securities and Exchange Commission on March 2, 2016

Registration No. 333-201000

Registration No. 333-191148

Registration No. 333-191147

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-201000

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-191148

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-191147

UNDER

THE SECURITIES ACT OF 1933

DEX MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-270040
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Airfield Drive, P.O. Box 619810 D/FW Airport, Texas	75261
(Address of Principal Executive Offices)	(Zip Code)

Stand-Alone Nonqualified Stock Option Grant

Dex Media, Inc. Amended and Restated Long-Term Incentive Plan

Dex Media, Inc. Equity Incentive Plan

(Full title of the plans)

Raymond R. Ferrell

Executive Vice President - General Counsel and Secretary

2200 West Airfield Drive, P.O. Box 619810

D/FW Airport, Texas 75261

(972) 453-7000

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.
R. Henry Kleeman

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

(312) 862-2163

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE - DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) is being filed to deregister unsold shares of common stock, par value $0.001 per share (the “Shares”) of Dex Media, Inc. (the “Registrant”) under the Registration Statements on Form S-8 filed by the Registrant (File Nos. 333-201000, 333-191148 and 333-191147) (the “Registration Statements”) with the Securities and Exchange Commission pertaining to the registration of the Shares offered under a stand-alone non-qualified equity grant (the “Grant”), the Dex Media, Inc. Amended and Restated Long-Term Incentive Plan (the “Long-Term Incentive Plan”) and the Dex Media, Inc. Equity Incentive Plan (the “Incentive Plan” and, together with the Grant and the Long-Term Incentive Plan, the “Plans”).

The Registrant has filed this Post-Effective Amendment No. 1 with the SEC to remove from registration any unissued Shares under the Plans that were previously registered under the Registration Statements and to terminate the effectiveness of the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, at D/FW Airport, State of Texas, on March 2, 2016. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.

DEX MEDIA, INC.

By:	/s/ Joseph A. Walsh
Joseph A. Walsh
President and Chief Executive Officer

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